Exhibit (a)(5)


                       AMERICAN NATIONAL BANKSHARES INC.

                        Offer To Purchase For Cash Up To
                       250,000 Shares Of Its Common Stock
                  At A Purchase Price Not In Excess Of $27.00
                         Nor Less Than $25.00 Per Share

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    YOUR PROMPT ATTENTION TO THIS OFFER IS REQUESTED.  THE OFFER, PRORATION
               PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, ON THURSDAY, MAY 8, 1997, UNLESS THE OFFER IS EXTENDED.
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To Our Clients:

         Enclosed for your consideration are the Offer to Purchase, dated April 9, 1997, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by American National Bankshares Inc., a Virginia corporation (the "Company"), to purchase 250,000 shares (or such lesser number of shares as are properly tendered) of its Common Stock, $1.00 par value per share (the "Shares"), at prices not in excess of $27.00 nor less than $25.00 per Share, specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer.

         The Company will determine the single per Share price, not in excess of $27.00 nor less than $25.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 250,000 Shares (or such lesser number of Shares as are properly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. Shareholders may tender all or some of their Shares. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. The Company reserves the right, in its sole discretion, to purchase more than 250,000 Shares pursuant to the Offer. See Sections 1 and 3 of the Offer to Purchase.

         If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 250,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase on a pro rata basis from all shareholders whose Shares are properly tendered at or below the Purchase Price and not withdrawn. If any shareholder tenders Shares and does not wish to have such Shares purchased subject to proration, such shareholder may tender Shares subject to the condition that a specified minimum number of Shares (which may be represented by designated stock certificates) or none of such Shares be purchased. See Sections 1, 3 and 6 of the Offer to Purchase.

         We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.


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         Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

         We call your attention to the following:

                  1. You may tender Shares at prices not in excess of $27.00 nor less than $25.00 per Share as indicated in the attached Instruction Form, net to you in cash.

                  2. You may condition your tender of Shares on the Company purchasing all or a minimum number of your Shares.

                  3. You may designate the priority in which your Shares shall be purchased in the event of proration.

                  4. The Offer is not conditioned upon any minimum number of Shares being tendered.

                  5. The Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on Thursday, May 8, 1997, unless the Company extends the Offer.

                  6. The Offer is for 250,000 Shares, constituting approximately 7.62% of the Shares outstanding as of April 8, 1997.

                  7. Tendering shareholders will not be obligated to pay any brokerage commissions, solicitation fees, or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer.

                  8. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept.

         If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

         YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MAY 8, 1997, UNLESS THE COMPANY EXTENDS THE OFFER.

         As described in Section 1 of the Offer to Purchase, if more than 250,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), the Company will purchase properly tendered Shares on the basis set forth below:

                  (a) FIRST, all Shares conditionally tendered in accordance with Section 6 of the Offer to Purchase, for which the condition was satisfied, and all other Shares tendered properly and unconditionally at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described in Section 1 of the Offer to Purchase; and


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                  (b) SECOND, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6 of the Offer to Purchase.

         You may condition your tender on the Company purchasing a minimum number of your tendered Shares. In such case, if as a result of the preliminary proration provisions in the Offer to Purchase the Company would purchase less than such minimum number of your Shares, then the Company will not purchase any of your Shares, except as provided in the next sentence. In such case, if as a result of conditionally tendered Shares not being purchased the total number of Shares that would have been purchased is less than 250,000, the Company will select, by random lot, for purchase from shareholders who conditionally tendered Shares for which the condition, based on a preliminary proration, has not been satisfied. See Section 1 of the Offer to Purchase.

         The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                INSTRUCTION FORM

     INSTRUCTIONS FOR TENDER OF SHARES OF AMERICAN NATIONAL BANKSHARES INC.

         Please tender to American National Bankshares Inc. (the "Company"), on
(our) (my) behalf, the number of Shares indicated below, which are beneficially owned by (us) (me) and registered in your name, upon terms and subject to the conditions contained in the Offer to Purchase of the Company dated April 9, 1997, and the related Letter of Transmittal, the receipt of both of which is acknowledged.

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 Number of Shares to be tendered:___________________________________ Shares

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                               CONDITIONAL TENDER
                              (SEE INSTRUCTION 8)

[ ] check here if tender of Shares is conditional on the Company purchasing all or a minimum number of the tendered Shares and complete the following:

     Minimum number of Shares to be sold:_______________________________________

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        PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
                (SEE INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL)

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                               CHECK ONLY ONE BOX

            IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED,
                      THERE IS NO PROPER TENDER OF SHARES

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                      SHARES TENDERED AT PRICE DETERMINED
                               BY TERMS OF OFFER

[ ] By checking this one box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the shareholder hereby tenders Shares and indicates his or her willingness to accept the Purchase Price resulting from the modified Dutch Auction tender process under the terms of the Offer, resulting in the shareholder receiving a price per Share of as low as $25.00 or as high as $27.00.

                                       OR

               SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

By checking one of the boxes below INSTEAD OF THE BOX ABOVE, the shareholder hereby tenders Shares at the price checked below. This action could result in none of the shareholder's Shares being purchased if the Purchase Price for the Shares is less than the price checked.

Price (In Dollars) Per Share At Which Shares Are Being Tendered:

[ ]  $25.000    [ ]  $25.500    [ ]  $26.000    [ ]  $26.375  [ ]  $26.750
[ ]  $25.125    [ ]  $25.625    [ ]  $26.125    [ ]  $26.500  [ ]  $26.875
[ ]  $25.250    [ ]  $25.750    [ ]  $26.250    [ ]  $26.625  [ ]  $27.000
[ ]  $25.375    [ ]  $25.875

(SHAREHOLDERS WHO DESIRE TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE NOTICE OF GUARANTEED DELIVERY FOR EACH PRICE AT WHICH SHARES ARE TENDERED.)
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                                FIDUCIARY SHARES
                              (SEE INSTRUCTION 8)

[ ] check here if undersigned is a fiduciary tendering Fiduciary Shares (defined in Instruction 8) subject to obtaining Fiduciary approval (defined in Instruction 8)
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          THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF
THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

          THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED UNANIMOUSLY THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED.

Signature(s):                               Address:
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                                                            (Including Zip Code)


Signature(s):
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                                            Area Code and Telephone Number:
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           (Please Print)
                                            Date:                         , 1997
                                                 -------------------------

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     (Taxpayer Identification or
       Social Security Number)


IMPORTANT: SHAREHOLDERS ARE ENCOURAGED TO RETURN A COMPLETED FORM W-9 WITH THEIR INSTRUCTION FORM.

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